Exhibit 10.9

JOSTENS, INC.

EXECUTIVE SEVERANCE PAY PLAN

(2003 REVISION)

As Adopted Effective February 26, 2003

JOSTENS, INC.

EXECUTIVE SEVERANCE PAY PLAN (2003 REVISION)

TABLE OF CONTENTS

ARTICLE 1 INTRODUCTION.
1.1.	Plan Name.
1.2.	Plan Type.
1.3.	Plan Purpose.
1.4.	Plan Background.

ARTICLE 2 CONSTRUCTION, INTERPRETATIONS AND DEFINITIONS.
2.1.	Governing Law.
2.2.	Headings.
2.3.	Number and Gender.
2.4.	Officers.
2.5.	Definitions.

ARTICLE 3 ELIGIBILITY FOR BENEFITS.
3.1.	Eligibility Requirements.
3.2.	Other Special Benefits.

ARTICLE 4 BENEFITS.
4.1.	Compensation and Benefits Through Termination Date.
4.2.	Cash Payment.
4.3.	COBRA Premiums.
4.4.	Continuation of Perquisites.
4.5.	Limitation on Benefits.

ARTICLE 5 SOURCE OF PAYMENTS; NATURE OF INTEREST.
5.1.	Establishment of Trust.
5.2.	Source of Payments.
5.3.	Status of Plan.
5.4.	Non-assignability of Benefits.

ARTICLE 6 ADMINISTRATION.
6.1.	Administrator.
6.2.	Plan Rules.
6.3.	Administrator’s Discretion.
6.4.	Specialist’s Assistance.
6.5.	Indemnification.
6.6.	Benefit Claim Procedure.
6.7.	Disputes.

ARTICLE 7 MISCELLANEOUS.
7.1.	Amendment and Termination.
7.2.	Withholding and Offsets.
7.3.	Other Benefits.

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7.4.	No Employment Rights Created.
7.5.	Successors.
7.6.	Nature of Company Action.
7.7.	Delegation by Chief Executive Officer.
7.8.	Waiver.
7.9.	Effect of Plan Benefits on Other Severance Plans.
7.10.	Related Plans.
7.11.	Survival.

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JOSTENS, INC.

EXECUTIVE SEVERANCE PAY PLAN (2003 REVISION)

ARTICLE 1.

INTRODUCTION

1.1.                              Plan Name.

The name of the Plan is the “Jostens, Inc. Executive Severance Pay Plan (2003 Revision).”

1.2.                              Plan Type.

The Plan is an unfunded plan maintained by the Company primarily for the purpose of providing benefits for a select group of management or highly compensated employees.  The Plan is also intended to be unfunded for tax purposes.  The Plan will be construed in a manner that gives effect to such intent.

1.3.                              Plan Purpose.

The purpose of the Plan is to provide severance benefits to Eligible Employees who experience a Qualifying Termination.

1.4.                              Plan Background.

The Plan is an amendment and restatement of the Jostens, Inc. Executive Severance Pay Plan as originally adopted effective July 1, 1999.

ARTICLE 2.

CONSTRUCTION, INTERPRETATIONS AND DEFINITIONS

2.1.                              Governing Law.

To the extent that state law is not preempted by provisions of ERISA or any other laws of the United States, all questions pertaining to the construction, validity, effect and enforcement of this Plan will be determined in accordance with the internal, substantive laws of the State of Minnesota, without regard to the conflict of laws principles of the State of Minnesota or of any other jurisdiction.

2.2.                              Headings.

The headings of articles and sections are included solely for convenience.  If there is a conflict between a heading and the text of the Plan, the text will control.

2.3.                              Number and Gender.

Whenever appropriate, the singular number may be read as the plural, the plural may be read as the singular and a reference to one gender may be read as a reference to the other.

2.4.                              Officers.

Any reference in this Plan to a particular officer of the Company also refers to the functional equivalent of such officer if the title or responsibilities of that office change.

2.5.                              Definitions.

The definitions set forth in this Section 2.5 apply in construing the Plan unless the context otherwise indicates.

Administrator.  The “Administrator” of the Plan is the Compensation Committee of the Board or the person to whom administrative responsibilities are delegated pursuant to Section 6.1, as the context requires.

Affiliate.  An “Affiliate” is:

(a)                                  any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Company; or

(b)                                 any other form of business entity in which the Company, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity’s governing body.

Base Pay.  The “Base Pay” of an Eligible Employee is his or her monthly base salary from the Company at the rate in effect immediately before his or her Termination Date.  Base Pay includes only regular cash salary and is determined before any reduction or deduction of any kind.

Board.  The “Board” is the board of directors of the Company.  When the Plan provides for an action to be taken by the Board, the action may be taken by any committee or individual authorized to take such action pursuant to a proper delegation by the board of directors of the Company.

Code.  The “Code” is the Internal Revenue Code of 1986, as amended, any successor provisions thereto, any regulations promulgated thereunder, and any other binding pronouncements of any agency of the federal government that has jurisdiction with respect thereto.

Company.  The “Company” is Jostens, Inc., and any Successor.

Continuation Period.  The “Continuation Period” with respect to an Eligible Employee who has experienced a Qualifying Termination is the period that begins on the Eligible Employee’s Termination Date and ends on the last day of the

(a)                                  thirtieth month that begins after the Eligible Employee’s Termination Date if, immediately prior to the Termination Date, the Eligible Employee was the Chief Executive Officer of the Company, or

(b)                                 eighteenth month that begins after the Eligible Employee’s Termination Date if, immediately prior to the Termination Date, the Eligible Employee was a member of the Company’s Executive Team as selected by the Board, or

(c)                                  twelfth month that begins after the Eligible Employee’s Termination Date if, immediately prior to the Termination Date, the Eligible Employee was the Company’s Treasurer, or

(d)                                 ninth month that begins after the Eligible Employee’s Termination Date in the case of any other Eligible Employee.

Effective Date.  The “Effective Date” of this restated Plan is January    , 2003.

Eligible Employee.

(a)                                  An “Eligible Employee” is an individual who, immediately prior to his or her Termination Date, is (i) employed by the Company as either (1) the chief executive officer of the Company elected by the Board, (2) a member of the Executive Team, (3) the Treasurer of the Company, or (4) a management or highly compensated employee, as determined by the Company’s Chief Executive Officer, selected as an Eligible Employee by the Company’s Chief Executive Officer and (ii) not a party to a separate written agreement with the Company which provides for severance benefits, unless the agreement expressly provides that such severance benefits are in addition to the benefits provided pursuant to the Plan.  An individual will become an Eligible Employee pursuant to clause (i)(4) only if he or she receives a written notice signed by the Company’s Chief Executive Officer indicating that the individual has been selected as an Eligible Employee for purposes of the Plan, effective as of the date specified in the written notice.

(b)                                 In the case of an individual who is selected as an Eligible Employee pursuant to Subsection (a)(i)(4), the Company’s Chief Executive Officer may at any time prior to the individual’s Termination Date, but not thereafter, determine that the individual is no longer an Eligible Employee, in which case the individual will not have any rights arising under or in connection with the Plan on and after the date of the Chief Executive Officer’s determination or, if later, the effective date of the determination.

(c)                                  For purposes of those provisions of the Plan relating to the period after his or her Termination Date, an Eligible Employee who has a Qualifying Termination will continue to be an Eligible Employee until he or she ceases to be entitled to benefits under the Plan in connection with the Qualifying Termination.

ERISA.  “ERISA” is the Employee Retirement Income Security Act of 1974, as amended.  Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

Executive Team.  The “Executive Team” is the group of officers of the Company who are elected by the Board and designated to report directly to the Chief Executive Officer of the Company.

Other Arrangement.  An “Other Arrangement” is an employee benefit plan or other plan, policy or practice of the Company or any other agreement between the Eligible Employee and the Company, other than the Plan.

Plan.  The “Plan” is the Jostens, Inc. Executive Severance Pay Plan (2003 Revision), as amended from time to time.

Qualifying Termination.

(a)                                  Subject to Subsection (b), a “Qualifying Termination” with respect to an Eligible Employee is a complete termination of his or her employment relationship with the Company and all Affiliates on or after the Effective Date:

(i)                                     by the Company for any reason other than the Eligible Employee’s poor or unsatisfactory job performance or misconduct;

(ii)                                  by the Eligible Employee due to:

(1)                                  a material reduction in the Eligible Employee’s title(s), status, position(s), authority, duties or responsibilities as an executive of the Company other than such a reduction caused by an insubstantial and inadvertent action that is remedied by the Company promptly after the Chief Executive Officer of the Company (or the Chair of the Compensation Committee of the Board if the Eligible Employee in question is the Chief Executive Officer of the Company) becomes aware of the reduction;

(2)                                  a reduction by the Company in the Eligible Employee’s Base Pay, or an adverse change in the form or timing of the payment thereof; or

(3)                                  the Company’s requiring the Eligible Employee to be based more than 30 miles from where his or her office is located immediately prior to the change, except for required travel on the Company’s business; or

(4)                                  the failure of the Company to obtain from any Successor the assent to this Plan contemplated by Section 7.5.

(b)                                 An Eligible Employee will not be considered to have experienced a Qualifying Termination if:

(i)                                     the Eligible Employee dies, resigns, retires or otherwise voluntarily terminates employment under any circumstance not described in Subsection (a)(ii);

(ii)                                  the Eligible Employee accepts another position with the Company;

(iii)                               in connection with the sale, transfer or other disposition by the Company of some or all of its assets, the Eligible Employee becomes an employee of the acquirer or an entity that controls, is controlled by or is under common control with the acquirer; or

(iv)                              in connection with the sale, transfer or other disposition by the Company of some or all of its interest in an Affiliate pursuant to which the entity ceases to be an Affiliate, the Eligible Employee becomes an employee of the former Affiliate or an entity that controls, is controlled by or is under common control with the former Affiliate or any successor to the former Affiliate.

(c)                                  An Eligible Employee’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstance in Subsection (a)(ii).

Release.  A “Release” is a written instrument, in form prescribed by the Company and signed by the Eligible Employee, under which the Eligible Employee releases the Company, each Affiliate and their respective predecessors and successors, and the directors, officers, employees and agents of each of them, from any and all claims the Eligible Employee may have against any of them by reason of his or her employment or the termination of such employment.  The Release will waive all claims the Eligible Employee may have under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, and such other statutes and rules of law as the Company may deem advisable.

Successor.  A “Successor” is any entity that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Company’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company’s outstanding securities ordinarily having the right to vote at the election of directors, all or substantially all of its assets or otherwise.

Termination Date.  The “Termination Date” of an Eligible Employee is his or her last day of employment in connection with a Qualifying Termination, without regard to any payments or benefits provided pursuant to the Plan.

Trust.  The “Trust” is the trust or trusts, if any, established by the Company pursuant to Section 5.1.

Trustee.  The “Trustee” is the one or more banks or trust companies that at the relevant time has or have been appointed by the Company to act as Trustee of the Trust.

ARTICLE 3.

ELIGIBILITY FOR BENEFITS

3.1.                              Eligibility Requirements.

An Eligible Employee is entitled to the benefits provided in Article 4 upon his or her Qualifying Termination only if he or she signs and delivers to the Company a Release and does not rescind the Release within any applicable rescission period.  The Company may, on a case-by-case basis, elect not to require a Release.  Any such election by the Company with respect to a particular Eligible Employee applies only to that Eligible Employee and does not in any way limit the Company’s right to require any other Eligible Employee to provide the Release.

3.2.                              Other Special Benefits.

The Company may (a) provide severance benefits to any Eligible Employee who is not otherwise entitled to such benefits and (b) provide severance benefits in excess of the amount provided by the Plan to any Eligible Employee who is entitled to benefits under the Plan.  In either case, the amount and type of such benefits must be set forth in a written instrument signed on behalf of the Company by its Chief Executive Officer (or the Chair of the Compensation Committee of the Board if the Eligible Employee in question is the Company’s Chief Executive Officer) but will be deemed to be provided pursuant to the Plan.  Any special benefit provided to an Eligible Employee pursuant to this Section 3.2 applies only to that Eligible Employee and does not in any way obligate the Company to provide any special benefit to any other Eligible Employee.

ARTICLE 4.

BENEFITS

4.1.                              Compensation and Benefits Through Termination Date.

An Eligible Employee who has a Qualifying Termination will continue to receive his or her compensation, continue to be eligible for perquisites for which he or she is otherwise eligible and continue to participate in Company benefit plans, programs and arrangements in accordance with their terms through his or her Termination Date.  As of the Termination Date, the Eligible Employee will cease to earn any additional compensation, cease to be eligible for perquisites and cease to participate in Company benefit plans, programs and arrangements except as otherwise provided by the terms of such plans, programs and arrangements with respect to former employees.

4.2.                              Cash Payment.

(a)                                  Subject to Sections 4.5 and 7.3(b), an Eligible Employee who has a Qualifying Termination and who satisfies the eligibility requirements described in Section 3.1 will receive a cash payment in an amount equal to the sum of

(i)                                     the Eligible Employee’s monthly Base Pay multiplied by

(1)                                  30 if, immediately prior to his or her Termination Date, the Eligible Employee was the Chief Executive Officer of the Company, or

(2)                                  18 if, immediately prior to his or her Termination Date, the Eligible Employee was a member of the Company’s Executive Team, or

(3)                                  12 if, immediately prior to his or her Termination Date, the Eligible Employee was the Company’s Treasurer, or

(4)                                  9 in the case of any other Eligible Employee; plus

(ii)                                  if, and only if, the Eligible Employee’s Termination Date is after the end of the fourth month of the Company’s fiscal year that includes the Termination Date, the annual incentive award, if any, that the Eligible Employee would have earned for the Company’s fiscal year that includes the Termination Date had he or she remained employed through the last day of the fiscal year, based on his or her base salary at the annual rate in effect immediately prior to his or her Termination Date, multiplied by a fraction, the numerator of which is the number of calendar months that have commenced during the fiscal year on or before the Termination Date and the denominator of which is 12.  The payment pursuant to this clause is in lieu of any cash bonus payment to which the Eligible Employee may otherwise be entitled under the management incentive plan or any other annual bonus plan maintained by the Company or an Affiliate for the period that includes the Termination Date;

(b)                                 The amount determined under Subsection (a)(i) will be paid in periodic payments made on the same basis as the Eligible Employee’s Base Pay and the amount determined pursuant to Subsection (a)(ii) will be paid on the date on which the annual incentive award would have been paid had the Eligible Employee remained an Eligible Employee, subject to the Company’s retained right to at any time cause any remaining payments to be paid in a single lump sum payment; provided, that in no case will payments be made before the end of any rescission period arising under applicable law or Plan rule in connection with the Eligible Employee’s Release.  As a condition to making a lump sum payment to an Eligible Employee, the Company may require the Eligible Employee to enter into a written agreement, in form specified by the Company, pursuant to which the Eligible Employee is required to repay to the Company any portion of the payment that he or she was not entitled to receive or is not entitled to retain.

(c)                                  The cash payments pursuant to Subsection (a) are allocable to the Release and the covenants in Section 4.5(d) as follows:

(i)                                     30% of the cash payments is allocable to the Release; and

(ii)                                  70% of the cash payments is allocable to the covenants in Section 4.5(d).

4.3.                              COBRA Premiums.

(a)                                  Subject to Sections 4.5 and 7.3(b), if an Eligible Employee has a Qualifying Termination and satisfies the eligibility requirements described in Section 3.1, then, through the end of the Eligible Employee’s Continuation Period or, if earlier, through the last day of the Eligible Employee’s continuation coverage pursuant to Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA or in the case of group life insurance, comparable provisions of applicable state law (“COBRA”), the Company will reimburse the Eligible Employee for a portion of his or her COBRA premiums under the Company’s group medical, dental, vision and life plans.  The amount of the reimbursement pursuant to this section for any period is an amount which, prior to any income or other taxes applicable to the reimbursement, equals the amount by which the COBRA premium for the period exceeds the premium paid for the period for the coverage in question by similarly situated active employees of the Company.  In order to receive reimbursements pursuant to this section, an Eligible Employee must comply with any reimbursement policies and procedures specified by the Company.

(b)                                 To the extent an Eligible Employee incurs a tax liability (including federal, state and local taxes and any interest and penalties with respect thereto) in connection with a benefit provided pursuant to Subsection (a) which he or she would not have incurred had he or she been an active employee of the Company participating in the Company’s benefit plans, the Company will make a payment to the Eligible Employee in an amount equal to such tax liability plus an additional amount sufficient to permit the Eligible Employee to retain a net amount after all taxes (including penalties and interest) equal to the initial tax liability in connection with the benefit.  For purposes of applying the foregoing, an Eligible Employee’s tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect.  The payment pursuant to this subsection will be made within ten business days after the Eligible Employee’s remittal of a written request therefor accompanied by a statement indicating the basis for an amount of the liability.

4.4.                              Continuation of Perquisites.

Subject to Sections 4.5 and 7.3(b), if an Eligible Employee has a Qualifying Termination and satisfies the eligibility requirements described in Section 3.1, then, through the end of the Eligible

Employee’s Continuation Period, the Company will provide the Eligible Employee with the same perquisites he or she was entitled to receive immediately prior to his or her Termination Date, subject to any reductions applicable to similarly situated active employees of the Company.

4.5.                              Limitation on Benefits.

(a)                                  If, during an Eligible Employee’s Continuation Period, the Eligible Employee again becomes an employee of the Company or any Affiliate, the Eligible Employee will not be entitled to any further benefits pursuant to the Plan.  If the Eligible Employee subsequently has another Qualifying Termination and is eligible to receive benefits pursuant to the Plan in connection with the Qualifying Termination, the amount of the benefit will be reduced by the amount or value of any benefits he or she received pursuant to the Plan in connection with any previous Qualifying Termination.  The Administrator will determine how the reduction will be made.

(b)                                 If, during an Eligible Employee’s Continuation Period, the Eligible Employee performs any services for which he or she receives, directly or indirectly, remuneration as an employee, consultant, sole proprietor, partner, member, owner or otherwise, other than the services provided as an employee of the Company or an Affiliate, then: (i) the amount of his or her cash payment pursuant to Section 4.2(a)(i) for any period will be reduced by the rate of his or her base salary or the equivalent of base salary, as determined by the Administrator, for the period; (ii) the Eligible Employee will continue to be entitled to receive the amount, if any, described in Section 4.2(a)(ii) and (iii) reimbursements pursuant to Section 4.3 and perquisites pursuant to Section 4.4 will immediately cease.  The Eligible Employee must promptly notify the Administrator of any such subsequent services, the rate of his or her base salary or remuneration and any changes in the rate of his or her base salary or remuneration.

(c)                                  If the Company notifies the Administrator that an Eligible Employee who has had a Qualifying Termination and would otherwise be entitled to receive benefits in connection with the Qualifying Termination is either competing with the Company or disclosing confidential information -

(i)                                     The Administrator will temporarily suspend any payments pursuant to Section 4.2 allocable to the covenants in this section pursuant to Section 4.2(c)(ii) and all reimbursements pursuant to Section 4.3 and perquisites pursuant to Section 4.4 to which the Eligible Employee would otherwise be entitled pursuant to the Plan.  The Administrator will promptly inform the Eligible Employee of the suspension and provide the Eligible Employee with a reasonable opportunity to establish to the Administrator’s reasonable satisfaction that he or she is not competing with the Company or disclosing confidential information.  The Administrator may, but is not required to, seek additional information from the Company, the Eligible Employee or any other person.  Within a reasonable period of time after the Administrator receives a response from the Eligible Employee, the Administrator will make a final determination as to whether the Participant is competing with the Company or disclosing confidential information based on the information then available to the Administrator and will communicate the final determination to the Eligible Employee and the Company.

(ii)                                  If the Administrator’s final determination is that the Eligible Employee is not competing with the Company or disclosing confidential information, the

Administrator will lift the suspension on benefits and the Company will promptly provide any benefit that would have been provided during the suspension period but for the suspension, with no adjustment for lost interest or earnings.  Thereafter, any remaining benefits will be provided as if the suspension had not occurred.

(iii)                               If the Administrator’s final determination is that the Eligible Employee is competing with the Company or disclosing confidential information, then the Eligible Employee is not entitled to any further payments pursuant to Section 4.2 allocable to the covenants in this section pursuant to Section 4.2(c)(ii) or any further reimbursements pursuant to Section 4.3 or perquisites pursuant to Section 4.4 or to retain any prior payments pursuant to Section 4.2 allocable to the covenants in this section pursuant to Section 4.2(c)(ii) or reimbursements previously provided pursuant to Section 4.3 or perquisites (or the value of perquisites) previously provided pursuant to Section 4.4.

(iv)                              For purposes of applying this Subsection (c) -

(1)                                  An Eligible Employee will be deemed to be competing with the Company if the Administrator determines that the Eligible Employee, directly or indirectly, alone or as a partner, officer, director, shareholder, sole proprietor, employee or consultant of any other firm or entity (A) has engaged, is engaging or intends to engage in any commercial activity in competition with any part of the business of the Company or any Affiliate as conducted at the time in question or (B) has solicited or interfered, is soliciting or interfering or intends to solicit or interfere with the relationship of the Company or any Affiliate with any customers, suppliers, employees or sales representatives of the Company or any Affiliate.  For purposes of applying the foregoing, “shareholder” does not include beneficial ownership of less than one percent of the combined voting power of all issued and outstanding voting securities of a publicly held corporation the stock of which is traded on a major stock exchange or quoted on NASDAQ.

(2)                                  An Eligible Employee will be deemed to be disclosing confidential information if the Administrator determines that the Eligible Employee has disclosed, is disclosing or intends to disclose any confidential information.  Confidential information means any information relating to the business or affairs of the Company or any Affiliate, including but not limited to information relating to financial statements, customer identities, potential customers, employees, sales representatives, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company or Affiliate; provided, however, that confidential information does not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of an Eligible Employee.

(d)                                 If an Eligible Employee’s Release is at any time determined to be partially or wholly unenforceable or ineffective in any respect for any reason, then the Eligible Employee is not entitled to any further payments pursuant to Section 4.2 allocable to the Release pursuant to Section 4.2(c)(i) or any further reimbursements pursuant to Section 4.3 or perquisites pursuant to Section 4.4 or to retain any prior payments pursuant to Section 4.2 allocable to the Release pursuant to Section 4.2(c)(i) or reimbursements previously provided pursuant to Section 4.3 or perquisites (or the value of perquisites) previously provided pursuant to Section 4.4.

ARTICLE 5.

SOURCE OF PAYMENTS; NATURE OF INTEREST

5.1.                              Establishment of Trust.

The Company may establish a Trust.  The Trust must (a) be a grantor trust with respect to which the Company is treated as grantor for purposes of Code Section 677, (b) not cause the Plan to be funded for purposes of Title I of ERISA and (c) provide that Trust assets will, upon the insolvency of the Company, be used to satisfy claims of the Company’s general creditors.  The Company may from time to time transfer to the Trust cash, marketable securities or other property acceptable to the Trustee.

5.2.                              Source of Payments.

The Trustee will make payments from the Trust in satisfaction of the Company’s obligations under the Plan in accordance with the terms of the Trust.  The Company is responsible for paying any benefits that are not paid from the Trust.

5.3.                              Status of Plan.

Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Eligible Employee, the Eligible Employee’s only interest under the Plan being the right to receive the benefits as provided in the Plan.  The Trust is established only for the convenience of the Company and no Eligible Employee has any interest in the assets of the Trust.  To the extent an Eligible Employee acquires a right to receive benefits under the Plan, such right is no greater than the right of any unsecured general creditor of the Company.

5.4.                              Non-assignability of Benefits.

The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

ARTICLE 6.

ADMINISTRATION

6.1.                              Administrator.

Except as otherwise expressly provided in the Plan, the general administration of the Plan and the duty to carry out its provisions is vested in the Compensation Committee of the Board.  The Compensation Committee of the Board may delegate such duty or any portion thereof to any person and may from time to time revoke such authority and delegate it to another person.  Any such delegation to any employee or officer of the Company will automatically terminate when he or she ceases to be an employee or officer.  No person may act as the Administrator in connection with any decision that directly affects his or her own benefit under the Plan.

6.2.                              Plan Rules.

The Administrator has the discretionary power and authority to make such rules as the Administrator determines to be consistent with the terms, and necessary or advisable in connection with the administration, of the Plan and to modify or rescind any such rules.  A rule includes any rule, policy, procedure or practice adopted by the Administrator.

6.3.                              Administrator’s Discretion.

The Administrator has the discretionary power and authority to make all determinations necessary for administration of the Plan, except those determinations that the Plan requires others to make, and to construe, interpret, apply and enforce the provisions of the Plan and Plan rules whenever necessary to carry out its intent and purpose and to facilitate its administration, including, without limitation, the discretionary power and authority to remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations.  In the exercise of its discretionary power and authority, the Administrator will treat all persons determined by the Administrator to be similarly situated in a uniform manner.  All acts and decisions of the Administrator made in good faith are binding on all interested persons.

6.4.                              Specialist’s Assistance.

The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of the Plan, and may pay reasonable compensation for such services.  All costs of administering the Plan will be paid by the Company.

6.5.                              Indemnification.

The Company will indemnify and hold harmless, to the extent permitted by law, each director, officer and employee of the Company against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.  The Company has the right, but not the obligation, to select counsel and control the defense and settlement of any action for which a person may be entitled to indemnification under this provision.

6.6.                              Benefit Claim Procedure.

(a)                                  Any claim by an individual of entitlement to benefits under the Plan in connection with a particular termination of employment must be filed in writing with the Administrator not later than 60 days after the individual’s termination of employment.  Any objection by an Eligible Employee to any benefit or action under the Plan must be filed in writing with the Administrator not later than 60 days after the Eligible Employee first receives the objectionable benefit or first knows or should have known of the objectionable action.

(b)                                 The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim.  If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial; a reference to the Plan provisions on which the denial is based; a description of any additional material or information, if any, necessary for the claimant to perfect his or her claim; an explanation as to why such information or material is necessary; and an explanation of the Plan’s claim procedure.

(c)                                  The claimant may file with the Administrator, not later than 60 days after receiving the Administrator’s written decision, a written notice of request for review of the Administrator’s decision, and the claimant or his or her representative may thereafter review relevant Plan documents which relate to the claim and may submit written comments to the Administrator.

(d)                                 Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan’s specific provisions where appropriate.

(e)                                  The foregoing 90 and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator’s control so require and notice of such extension is given to the claimant prior to the expiration of such initial 90 or 60-day period, as the case may be.

(f)                                    An individual must exhaust the procedure described in this section before making any claim of entitlement to benefits pursuant to the Plan in an arbitration pursuant to Section 6.7.  If an individual is barred from pursuing a claim pursuant to this section by reason of the lapse of time or otherwise, he or she is not entitled to commence an arbitration pursuant to Section 6.7 and he or she no longer has any rights to pursue the claim in any proceeding.

6.7.                              Disputes.

Any controversy or claim arising out of or relating to a claim for benefits payable pursuant to the Plan will be settled exclusively by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association, incorporated by reference herein.  The decision of the arbitrator will be final and binding and judgment on the award may be entered in any court having jurisdiction.  The arbitration must be commenced within 180 days after the date of the Administrator’s final determination pursuant to Section 6.6(d).

ARTICLE 7.

MISCELLANEOUS

7.1.                              Amendment and Termination.

(a)                                  The Company reserves the right to amend or terminate the Plan at any time.  To be effective an amendment must be stated in a written instrument approved in advance or ratified by the Board and executed in the name of the Company by two officers.  Notwithstanding the foregoing, a Successor may not terminate the Plan or amend the Plan to significantly reduce the benefits payable under the Plan within the two year period beginning on the date it became a Successor.

(b)                                 An instrument amending or terminating the Plan is binding on all interested persons as of the later of the date on which the instrument is adopted and the date on which the instrument is effective.

(c)                                  No person has any right to benefits under the Plan until he or she incurs a Qualifying Termination as an Eligible Employee and is otherwise entitled to benefits pursuant to Section 3.1.  An Eligible Employee’s right to benefits under the Plan, if any, will be determined solely under the provisions of the Plan in effect on his or her Termination Date and such terms may be changed or the Plan may be terminated at any time and to any extent before then.

(d)                                 The Company may, at any time, prospectively change the form of the Release or any other instrument or agreement used in connection with the Plan and no such change is a Plan amendment.

7.2.                              Withholding and Offsets.

The Company and the Trustee retain the right to withhold from any compensation or benefit payment pursuant to the Plan any and all income, employment, excise and other tax as the Company or Trustee determines, in its sole discretion, is necessary or advisable in connection with any benefits earned or paid pursuant to the Plan and the Company may offset against amounts otherwise then distributable to any person under the Plan any amounts then owing to the Company or any Affiliate by such persons.

7.3.                              Other Benefits.

(a)                                  No amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of the Company unless otherwise expressly provided thereunder.

(b)                                 If an Eligible Employee is entitled to benefits under the Jostens, Inc. Executive Change in Control Severance Pay Plan in connection with his or her termination of employment, the Eligible Employee is not entitled to receive any benefits under this Plan in connection with such termination of employment.

7.4.                              No Employment Rights Created.

Neither the establishment of or participation in the Plan gives any employee a right to continued employment or limits the right of the Company to discharge, transfer, demote or modify the terms and conditions of employment or otherwise deal with any employee without regard to the effect such action might have on him or her with respect to the Plan.

7.5.                              Successors.

Except as otherwise expressly provided in the Plan, all obligations of the Company under the Plan are binding on any Successor to the Company whether the existence of such Successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.  The Company will require any Successor to expressly assume and agree to perform the obligations of this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.6.                              Nature of Company Action.

The decisions of the Company or any officer of the Company on the Company’s behalf pursuant to the Plan (other than those decisions which the Plan requires to be made by the Administrator when the Company is acting in that capacity) will be made in the Company’s own interest and the Company is not required to consider the interest of an Eligible Employee, it being intended that any such decision will be made by the Company in its settlor capacity rather than in a fiduciary capacity.

7.7.                              Delegation by Chief Executive Officer.

When the Plan provides for an action to be taken by the Company’s Chief Executive Officer, the action may be taken by any individual authorized to take such action pursuant to a written delegation signed in advance of the action by the Company’s Chief Executive Officer.  The Company’s Chief Executive Officer may revoke any such delegation at any time and any such delegation to an employee or officer of the Company will automatically terminate when he or she ceases to be an employee or officer.  In no event may an individual to whom a delegation has been made pursuant to this section take any action that directly affects his or her own benefit under the Plan.

7.8.                              Waiver.

No waiver by the Company of any breach of any obligation of an Eligible Employee arising under or in connection with the Plan or of any condition or requirement which may be imposed on an Eligible Employee under or in connection with the Plan constitutes a waiver of similar or dissimilar obligations, conditions or requirements at the same time or at any prior or subsequent time with respect to the Eligible Employee or any other Eligible Employee.

7.9.                              Effect of Plan Benefits on Other Severance Plans.

An Eligible Employee who receives any payment under the terms of this Plan will not be eligible to receive benefits under any other severance pay plan sponsored or maintained by the Company.

7.10.                        Related Plans.

To the extent that any provision of any Other Arrangement limits, qualifies or is inconsistent with any provision of this Plan, then for purposes of this Plan, while such Other Arrangement remains in force, the provision of this Plan will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect, as if such Other Arrangement had been formally amended to the extent necessary to accomplish such purpose.  Nothing in this Plan prevents or limits an Eligible Employee’s continuing or future participation in any Other Arrangement, and nothing in this Plan limits or otherwise affects the rights Eligible Employees may have under any Other Arrangement.  Amounts which are vested benefits or which Eligible Employees are otherwise entitled to receive under any Other Arrangement at or subsequent to the Date of Termination will be payable in accordance with such Other Arrangement.

7.11.                        Survival.

The respective obligations of, and benefits afforded to, the Company and the Eligible Employees which by their express terms or clear intent survive termination of an Eligible Employee’s employment with the Company or termination of this Plan, as the case may be, will remain in full force and effect according to their terms notwithstanding the termination of an Eligible Employee’s employment with the Company or termination of this Plan, as the case may be.

JOSTENS, INC.

EXECUTIVE SEVERANCE PAY PLAN

Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 7.1 of the “Jostens, Inc. Executive Severance Pay Plan,” the undersigned hereby amends the Plan by way of restatement in the manner set forth in the instrument entitled “Jostens, Inc. Executive Severance Pay Plan – 2003 Revision” attached hereto.

The foregoing amendment is effective as of February 26, 2003.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 22nd day of April 2003.

JOSTENS, INC.

Attest:	/s/ Paula R. Johnson	By:	/s/ Steven A. Tighe

	Paula R. Johnson		Steven A. Tighe
	Secretary		Vice-President – Human Resouces

and

Attest:	/s/ Paula R. Johnson	By:	/s/ Robert C. Buhrmaster

	Paula R. Johnson		Robert C. Buhrmaster
	Secretary		Chairman of the Board and Chief Executive Officer